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                                                                    EXHIBIT 23.1


                              ACCOUNTANTS' CONSENT
                              --------------------



The Shareholders  and Board of Directors
RCSB Financial, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of RCSB Financial, Inc. of our report dated December 18, 1995 relating to the consolidated statements of condition of RCSB Financial, Inc. and Subsidiaries as of November 30, 1995 and 1994 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended November 30, 1995, which report has been incorporated by reference in he November 30, 1995 annual report on Form 10-K of RCSB Financial, Inc. Our report refers to changes in accounting for mortgage servicing rights in 1995; and postretirement benefits and income taxes in 1994.

/s/ KPMG Peat Marwick LLP

Rochester, New York
August 9, 1996